Exhibit 5.1

April 12, 2021

Advaxis, Inc.

9 Deer Park Drive, Suite K-1

Monmouth Junction, NJ 08852

Re:	Advaxis, Inc., Registration Statement on Form S-3 (File No. 333-226988)

Ladies and Gentlemen:

We have acted as counsel for Advaxis, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) 17,577,400 shares (the “Shares”) of its Common Stock, par value $0.001 per share (the “Common Stock”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 7,671,937 shares of Common Stock (and such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) and warrants (the “Accompanying Warrants”) to purchase up to 11,244,135 shares of Common Stock (such shares issuable upon exercise of the Accompanying Warrants, the “Accompanying Warrant Shares”), pursuant to that certain Securities Purchase Agreement, dated April 12, 2021, by and among the Company and the several purchasers named therein (the “Purchase Agreement”), for which A.G.P./Alliance Global Partners (“A.G.P.”) acted as placement agent (the “Placement Agent”), pursuant to a Placement Agent Agreement, dated April 12, 2021, by and between the Company and A.G.P. (the “Placement Agent Agreement”).

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3 (Registration No. 333-226988) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on August 30, 2018, the Prospectus Supplement, dated April 12, 2021 (the “Prospectus Supplement”) and the accompanying base prospectus dated August 30, 2018 (together with the Prospectus Supplement, the “Prospectus”), certain resolutions of the Company’s Board of Directors and a Pricing Committee of the Board of Directors relating to the offering, the form of the Pre-Funded Warrants, the form of the Accompanying Warrants and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation, as amended, the Second Amended and Restated Bylaws of the Company, the Purchase Agreement, the Placement Agent Agreement, and such other authorities, documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Purchase Agreement will be validly issued, fully paid and non-assessable; (ii) when the Pre-Funded Warrants and the Accompanying Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, such Pre-Funded Warrants and Accompanying Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (iii) the Pre-Funded Warrant Shares, when issued and delivered by the Company upon exercise and payment of the purchase price therefor and the exercise price of the Pre-Funded Warrants, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; and (iv) the Accompanying Warrant Shares, when issued and delivered by the Company upon exercise and payment of the exercise price of the Accompanying Warrants, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

Our opinion is limited solely to the Delaware General Corporation Law and the laws of the State of New York without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP